SCHEDULE 14A INFORMATION

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United Technologies Corporation

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Dear Fellow Shareowner,

The 2010 Annual Meeting of UTC Shareowners will be held on April 14, 2010.

We would like to provide you with additional information regarding proposal 3, a shareowner proposal submitted by the AFL-CIO Reserve Fund as the owner of 713 shares of UTC stock. The proposal requests that UTC implement an advisory vote on executive compensation, which UTC’s Board does not believe would be in the best interest of UTC or its shareowners. Accordingly, UTC’s Board recommends that you vote AGAINST Proposal 3.

As noted in UTC’s Proxy Statement, the correlation of executive compensation to long-term performance and shareowner return is a key objective of UTC’s executive compensation program. The Board believes this focus on shareowner value has been a key factor contributing to exceptional returns for UTC’s shareowners over extended periods. As noted in the attached charts, UTC’s share performance over the past decade has exceeded that of the current 30 Dow Jones Industrial Average companies by a factor of ten and UTC’s cumulative return to the shareowners since 1994 has exceeded 1000% compared with 219% for S&P 500 over the same period. Over the past decade, UTC has delivered the highest revenue and earnings per share growth for the peer group shown in the attached charts. We believe this performance reflects the strength of UTC’s global franchises, exceptional execution by a strong and experienced management team and UTC’s disciplined focus on shareowner return.

Reports in the financial press have commented favorably on UTC’s exceptional performance. A recent Wall Street Journal article reported that UTC was one of only two of the current 30 Dow Jones Industrial Average companies that doubled its stock price over the past decade (See WSJ, page C1, 12/21/2009). An online article published by Reuters listed UTC as the number one performing Dow Industrial “Winner” for the period January 1999 through December 18, 2009, with a share appreciation of 155.49%, compared to a decrease of 2.84% for S&P 500 companies (December 1999 – December 18, 2009), not including the impact of dividends (see Reuters FactBox, 12/23/2009, article by Ellis Mnyandu). Institutional Investor Magazine, in its February 8, 2010 article titled “The Best of Corporate America” credits UTC as the best Investor Relations Company in the Aerospace and Defense Sector and also indicates that three of UTC’s senior executives were selected by analysts as the top performer for their profession among companies in that sector. Earlier this month, UTC again was named by FORTUNE Magazine as the Most Admired Aerospace and Defense Company, an honor that UTC has received for nine of the past ten years.

While the Board shares the strong interest of shareowners in ensuring that executive compensation programs are tightly linked with long-term performance and shareowner return, we believe that implementation of reform initiatives, if necessary, should be determined by legislation that applies consistently and equally to all public companies. Selective implementation of initiatives in advance of legislation, which the proposal itself has suggested is likely, in our view, would not be in the best interests of UTC or its shareowners. We believe that selective implementation could have a negative impact on UTC’s ability to attract and retain the executive talent necessary to continue to drive UTC’s shareowner value focus.

Therefore, we ask that shareowners carefully review UTC’s Statement in Opposition to the AFL-CIO Reserve Fund Proposal, which begins on page 45 of UTC’s Proxy Statement, and vote AGAINST Proposal 3.

It is my privilege to lead this truly remarkable company. On behalf of the 205,000 employees that make it so, I thank you for your investment and support.

Very truly yours,

Louis R. Chênevert

Chairman & Chief Executive Officer

Attachment

This presentation includes “forward-looking statements” concerning anticipated future financial performance of UTC and its businesses, including expected revenue, earnings, cash flow, acquisitions, restructuring and share repurchase amounts; anticipated benefits of UTC’s diversification, cost reduction efforts and business model, and other matters. These statements often contain words such as “expect”, “anticipate”, “plan”, “estimate”, “believe”, “will”, “see”, “guidance” and similar terms. These matters are subject to risks and uncertainties. Important uncertainties that could cause actual results to differ materially from those anticipated or implied in forward looking statements include the severity and duration of global recessionary conditions, including extended contraction in credit conditions; the impact of volatility and deterioration in financial markets on overall levels of economic activity; decreases in end market demand in construction and in both the commercial and defense segments of the aerospace industry; fluctuation in commodity prices, interest rates, foreign currency exchange rates, and the impact of weather conditions; and company-specific factors including the impact of financial market volatility and deterioration on the financial strength of customers and suppliers and on levels of air travel; financial difficulties, including bankruptcy, of commercial airlines; the availability and impact of acquisitions; the rate and ability to effectively integrate these acquired businesses; the ability to achieve cost reductions at planned levels; challenges in the design, development, production and support of advanced technologies and new products and services; delays and disruption in delivery of materials and services from suppliers; labor disputes; and the outcome of legal proceedings. The level of share repurchases may vary depending on the level of other investing activities. For information identifying other important economic, political, regulatory, legal, technological, competitive and other uncertainties, see UTC’s SEC filings as submitted from time to time, including but not limited to, the information included in UTC’s 10-K and 10-Q Reports under the headings “Business,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Concerning Factors that May Affect Future Results,” as well as the information included in UTC’s Current Reports on Form 8-K. Results are on a reported basis except for segment operating profit and margin, which exclude the impact of restructuring and one-time items.